Exhibit 99.2

N E W S R E L E A S E

Investor	John Penshorn	Brett Manderfeld
Contacts:	952-936-7214	952-936-7216

Media:	Don Nathan
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP AGREES TO RESOLVE FEDERAL SECURITIES

CLASS ACTION LAWSUIT

Company Also Settles Outstanding ERISA Class Action Lawsuit

Minnetonka, Minn. (July 2, 2008) – UnitedHealth Group (NYSE: UNH) today announced it has reached an agreement in principle with lead plaintiff California Public Employees’ Retirement System (CalPERS) and plaintiff class representative Alaska Plumbing and Pipefitting Industry Pension Trust, on behalf of themselves and members of the class, to settle the federal securities class action lawsuit arising from the consolidated amended complaint filed on December 8, 2006, in the U.S. District Court in Minnesota against the Company and certain current and former officers and directors relating to its historical stock options practices. Under the terms of the proposed settlement, UnitedHealth Group will pay $895 million into a settlement fund for the benefit of class members.

“This is a significant agreement that resolves a major issue before our company in a way that is in the best interests of our shareholders and other stakeholders,” said Thomas L. Strickland, chief legal officer of UnitedHealth Group. “The settlement provides UnitedHealth Group with certainty and closure on this lawsuit, avoids potentially costly and protracted litigation and allows us to continue to focus on providing Americans with high-quality, affordable health care solutions.”

The proposed settlement will fully resolve all claims against the Company, all current officers and directors named in the lawsuit, and certain former officers and directors named in the lawsuit.

The proposed settlement is subject to approval by CalPERS’ board of directors, UnitedHealth Group’s board of directors, the completion of final documentation and preliminary and final court approval. Neither the Company nor any of the individuals admit any wrongdoing as part of the proposed settlement agreement. In addition to the payment to the settlement fund, the Company will also supplement the substantial changes that it has already implemented in its corporate governance policies and practices with additional changes and enhancements. These actions are fully consistent with the Company’s ongoing commitment to leadership in corporate governance.

Separately, the Company also announced today it has reached an agreement in principle to resolve the Employee Retirement Income Security Act (ERISA) class action litigation relating to the Company’s historical stock options practices that was originally filed on June 2, 2006, in the U.S. District Court in Minnesota against the Company and certain current and former officers and directors.

Under the terms of the proposed settlement, UnitedHealth Group will pay $17 million into a settlement fund for the benefit of class members, most of which will be paid by the Company’s insurance carriers. The proposed settlement, which is subject to the completion of final documentation and preliminary and final court approval, will fully resolve all claims against the Company and all of the individual defendants in the ERISA class action litigation. Neither the Company nor any of the individuals admit any wrongdoing as part of the proposed settlement agreement.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix, and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors, including the completion of final documentation relating to the settlement of the securities and ERISA class actions, obtaining approval of the proposed settlement of the securities class action by the boards of directors of CalPERS and the Company, and obtaining court approval of the proposed settlement of the securities and ERISA class actions.

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